FOR FURTHER INFORMATION AT THE COMPANY:

Julia Gouw
Chief Financial Officer
(626) 583-3512

EAST WEST BANCORP REPORTS RECORD
EARNINGS FOR 4TH QUARTER AND FULL YEAR 2005

San Marino, CA - January 25, 2006 - East West Bancorp, Inc. (Nasdaq: EWBC), parent company of East West Bank, one of the nation’s premier community banks, today reported financial results for the fourth quarter and full year 2005. Diluted earnings per share for the fourth quarter increased 29% to a record $0.54, while diluted earnings per share for the full year grew by 32%, to a record $1.97.

Highlights for the Fourth Quarter

•	Record net income of $30.8 million, up 36% from fourth quarter 2004
•	Record net interest income of $81.4 million, up 37% from fourth quarter 2004
•	Net interest margin of 4.20%
•	Return on equity of 17.36%
•	Total nonperforming assets were 0.36% of total assets
•	Efficiency ratio of 37.97%
•	Definitive agreement signed for the Standard Bank acquisition

Highlights for the Full Year 2005

•	Net income of $108.4 million, exceeding the $100 million mark for the first time
•	Net interest income of $280.1 million, up 41% from 2004
•	Net interest margin of 4.21%
•	Return on equity of 18.27%
•	Gross loans increased to a record $6.8 billion, up 32% from 2004
•	Total deposits increased to a record $6.3 billion, up 38% from 2004
•	Successful close of the United National Bank (“UNB”) acquisition

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Financial Summary

Fourth quarter net income was a record $30.8 million, up 36% from $22.6 million reported in the prior year period. Diluted earnings per share for the fourth quarter rose to a record $0.54, up 29% from $0.42 in the prior year period. Return on average equity for the quarter totaled 17.36%, while return on average assets for the quarter was 1.52%. The effective tax rate for the quarter equaled 37.24%, compared to 36.69% for the prior year period. Pretax income for the fourth quarter of 2005 totaled $49.1 million, a 37% or $13.3 million increase over the year ago figure. The increase in earnings in the fourth quarter of 2005 was largely a result of higher net interest income.

For the full year 2005, net income climbed 39% to $108.4 million. Diluted earnings per share for the full year increased 32% to $1.97 from $1.49 in 2004. Return on average equity for the year equaled 18.27%, while return on average assets for the year equaled 1.55%. The effective tax rate for the full year 2005 was 36.38%, compared to 35.70% for 2004. Pretax income for the full year 2005 totaled $170.4 million, a 40% or $49.0 million increase over the year ago figure.

“We are pleased to report record earnings for the ninth consecutive year, achieving record net interest income, net earnings and earnings per share,” stated Dominic Ng, Chairman, President and Chief Executive Officer of East West. “Since our initial public offering, our net income has increased six-fold, from $18.0 million in 1998 to $108.4 million in 2005. East West’s excellent financial performance for both the fourth quarter and full year 2005 was driven by our continuing loan growth and strong results in all areas of our business. We are pleased with our accomplishments in 2005 and look forward to future challenges and opportunities. Looking ahead to 2006, we will continue to position the Bank for solid long-term growth and strong shareholder returns.”

“East West stands firm in our commitment to investing in our community. We were very excited to have recently announced our pledge of $1.0 million to the Bowers Museum of Cultural Art in Orange County, for the creation of the East West Bank Asian Gallery. The East West gallery is planned as part of the museum’s 30,000 square-foot North Wing expansion project and will provide the Bank with a rare long-term branding opportunity in the region. East West is also pleased to be the title sponsor of ‘Don Felder and Friends Rock Cerritos for Katrina,’ a benefit concert to raise funds for the victims of Hurricane Katrina,” continued Ng.

“Adding to our achievements in the fourth quarter of 2005 was the successful close of the United National Bank acquisition. The integration of UNB during the fourth quarter proved to be seamless and we anticipate that the integration of Standard Bank will also proceed smoothly. We look forward to adding the talented staff from Standard Bank to our team and bringing more products and convenience to our new customers,” continued Ng.

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Management Guidance

The Company provided initial guidance for 2006, which excludes the impact of the acquisition of Standard Bank. Management estimates that fully diluted earnings per share for the full year of 2006 will range from $2.23 to $2.27.

The EPS guidance is based on the following assumptions:

•	Annual loan growth of 15% to 17%
•	Annual deposit growth of 14% to 16%
•	Annual increase in noninterest expense of 20% to 25%
•	Operating efficiency ratio between 36% and 38%
•	An effective tax rate between 37% and 38%
•	A stable or marginally increasing interest rate environment and a net interest margin between 4.15% and 4.25%
•	Implementation of expensing stock options in accordance with FASB 123R, impacting EPS by $0.01 per quarter

Ng remarked on the Bank’s forecast for 2006, “We currently project full year EPS growth of approximately 14%, or an increase of $0.28 cents per share from 2005. This forecast for 2006 is based on the encouraging economic growth in our region and the continuing loan demand. We anticipate that the acquisition of Standard Bank will add an additional $0.02 to 2006 earnings,” concluded Ng.

Balance Sheet Summary

At December 31, 2005, total assets were $8.3 billion, a 37% increase above total assets of $6.0 billion at December 31, 2004. The growth in assets is largely a result of organic growth in our loan portfolio, as well as the impact of the UNB acquisition. Gross loans at December 31, 2005 totaled $6.8 billion, up 32% or $1.7 billion from year-end 2004. Organic loan growth for the year was an impressive $1.2 billion, or an increase of 24%, excluding the impact of the UNB acquisition, loan securitizations and loan sales. Growth in commercial real estate, multifamily and single family loans added the largest dollar impact to our organic growth, although all loan sectors grew at a double digit rate during the year. For the fourth quarter of 2005, loan growth was 16% annualized, excluding the impact of a $92.3 million multifamily loan securitization in late December.

Average earning assets for the fourth quarter of 2005 equaled $7.7 billion, 41% higher than the fourth quarter of 2004. The growth in average earning assets was driven by a 38% or $1.9 billion increase in average loans to $6.8 billion. The yield on average earning assets for the quarter was 6.54%, an increase of 94 basis points from the year ago quarter and an increase of 27 basis points from the previous quarter. The yield on average loans receivable for the quarter was 6.84%, an increase of 100 basis points from the year ago quarter and an increase of 28 basis points from the previous quarter. The rise in the yield on average earning assets was attributable to increases in market interest rates and the corresponding repricing of our loan portfolio.

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Total deposits at December 31, 2005 were $6.3 billion, a 38% increase over total deposits of $4.5 billion at December 31, 2004. Organic deposit growth for the year was $871.0 million, or a notable 19%, excluding the impact of the UNB acquisition. Core deposits at December 31, 2005 totaled $3.1 billion or a 36% increase over year-end 2004. Excluding the impact of the UNB acquisition, organic core deposit growth for the year was $474.7 million, or 21%. Deposit growth was 8% annualized for the fourth quarter of 2005.

Average total deposits for the fourth quarter grew to $6.0 billion, 41% above the figure for the prior year period, while average core deposits totaled $3.0 billion, 34% greater than a year ago. The growth in average deposits is a result of substantial increases in average time deposits of 48% or $997.9 million, money market deposits of 71% or $367.6 million and noninterest bearing demand deposits of 27% or $277.2 million.

The average cost of deposits for the fourth quarter of 2005 was 2.14%, a 99 basis point increase from the year ago quarter and a 25 basis point increase from the previous quarter. The average cost of funds for the fourth quarter equaled 2.45%, a 111 basis point increase from the prior year and a 30 basis point increase from the prior quarter. The increase in the cost of deposits for both the year to date and quarter to date periods was attributable to heightened deposit competition and the resulting higher market interest rates. East West entered into $325.0 million in long-term repurchase agreements in the latter half of 2005, $125.0 million in the fourth quarter and $200.0 million in the previous quarter. These repurchase agreements have enabled us to lower our reliance on FHLB advances and provide us with long-term borrowings at a lower cost.

Fourth Quarter Operating Results

Net interest income for the fourth quarter increased to a record $81.4 million, 37% or $22.1 million greater than the fourth quarter of 2004 and 14% or $9.8 million greater on a sequential quarter basis. The interest margin for the quarter of 4.20% reflected a decrease of 12 basis points from the year ago margin and a decrease of 2 basis points from the previous quarter margin. The decrease in margin for both the sequential quarter and the previous year was driven by increased competitiveness in loan and deposit pricing.

East West provided $2.5 million for loan losses during the fourth quarter of 2005, compared to $5.0 million during the fourth quarter of 2004 and $4.5 million during the previous quarter.

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Noninterest income for the fourth quarter totaled $7.4 million, 17% or $1.5 million lower than the fourth quarter of 2004 and 6% or $469 thousand lower than the sequential quarter. The year-over-year decrease in noninterest income is primarily due to decreased gains on sales of fixed assets. Core noninterest income, excluding the impact of gains on sales of investment securities and fixed assets, totaled $6.6 million during the quarter, 10% or $582 thousand higher than the prior year figure and 9% or $545 thousand higher than the sequential quarter. The increase in core noninterest income from the prior year is a result of higher banking fees earned from the expansion of the Bank and also higher loan fees, largely a result of increased servicing fees.

Noninterest expense totaled $37.1 million for the fourth quarter of 2005, 36% or $9.8 million higher than a year ago and 22% or $6.8 million higher than the previous quarter. This increase from both prior year and prior quarter was largely due to higher compensation and occupancy costs associated with the recent acquisition of UNB, along with organic expansion of the Bank. Occupancy expense has also increased due to the recent relocation and expansion of our corporate offices. Other expenses increased 33% during the quarter compared to the same period in prior year, largely due to a $1.0 million contribution to the Bowers Museum and also higher deposit-related costs resulting from growth in commercial deposits.

East West generated a 37.97% operating efficiency ratio for the fourth quarter of 2005, compared to 36.52% a year ago. The effective tax rate for the fourth quarter was 37.24% compared to 36.69% in the prior year period.

Full Year 2005 Operating Results

For the full year 2005, net interest income climbed to $280.1 million, 41% or $80.9 million greater than prior year. The interest margin for 2005 was 4.21%, a 3 basis point decrease from the year ago margin of 4.24%. The positive effects of higher volume and yields on earning assets was offset by the adverse impact of higher short-term rates, continuing competitiveness in deposit pricing and the resulting higher market interest rates paid.

East West provided $15.9 million for loan losses during 2005, compared to $16.8 million during 2004. Management anticipates total provision for loan losses for 2006 to range from $16.0 to $18.0 million, reflecting the estimated loan growth of 15% to 17% and resulting in an allowance for loan losses to total gross loans ratio of 1.05% to 1.10% for the full year 2006.

Total noninterest income for 2005 was $29.6 million, a decrease of $722 thousand over 2004. Core noninterest income, excluding the impact of gains on sales of investment securities and fixed assets, totaled $25.3 million for the year, comparable to $25.1 million earned in 2004. Management anticipates core noninterest income for the full year 2006 to remain at comparable levels to prior year.

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Noninterest expense totaled $123.5 million for the full year 2005, 35% or $32.1 million higher than 2004. This increase from 2004 was largely due to higher compensation and occupancy costs associated with recent acquisitions. Additionally, occupancy expense has also increased due to the recent relocation and expansion of our corporate offices. Other expenses increased 41% from 2004, largely due to higher deposit-related costs resulting from growth in commercial deposits and increased charitable contributions during 2005. Based on the projected growth of the Bank, management expects operating expenses to increase approximately 20% to 25% in 2006.
East West generated an efficiency ratio for the full year 2005 of 36.53%, compared to 35.64% for the year of 2004. Based on the projected growth of the Bank, management expects the efficiency ratio for the full year 2006 to be in the range of 36% to 38%.

For the full year 2005, the effective tax rate was 36.38% compared with 35.70% in the prior year. Management anticipates an effective tax rate for the full year 2006 to be approximately 37% to 38%.

Asset Quality

Total nonperforming assets were $30.1 million or 0.36% of total assets at December 31, 2005, compared to $5.9 million, or 0.10% of total assets at December 31, 2004. Although nonperforming assets have increased from recent historic lows, this increase is largely non-systemic and our loss rates continue to remain at low levels. As of December 31, 2005, $27.7 million of the nonperforming assets were comprised of five fully secured loans and four trade finance loans that are fully guaranteed by Ex-Im Bank. Nonaccrual loans at December 31, 2005 were $24.1 million or 0.36% of total loans, compared to $4.9 million or 0.10% of total loans, at December 31, 2004.

Net chargeoffs for the quarter totaled $375 thousand or an annualized 0.02% of average loans, compared to $837 thousand, or an annualized 0.07% of average loans for the fourth quarter of 2004 and $1.1 million or an annualized 0.08% of average loans for the previous quarter.

The allowance for loan losses at December 31, 2005 was $68.6 million or 1.01% of total loans and 284% of nonaccrual loans, compared to $50.9 million or 0.99% of total loans and 1,033% of nonaccrual loans at December 31, 2004. At December 31, 2005, the allowance for unfunded loan commitments and off-balance sheet credit exposures amounted to $11.1 million, compared to $7.7 million at December 31, 2004. The increase in the allowance for unfunded loan commitments and off-balance sheet credit exposures is a result of higher volume on letters of credit and loan commitments. The allowance for unfunded loan commitments and off-balance sheet credit exposures is included in accrued expenses and other liabilities on the balance sheet.

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Capitalization
East West continues to remain well capitalized under all regulatory guidelines. At December 31, 2005, our Tier I risk-based capital ratio was 9.01%, total risk-based capital ratio was 11.15% and Tier I leverage ratio was 8.14%. Total stockholders’ equity as of December 31, 2005 was $734.1 million, representing a book value of $12.99 per share.

About East West

East West Bancorp is a publicly owned company, with $8.3 billion in assets, whose stock is traded on the Nasdaq National Market under the symbol “EWBC”. The company’s wholly owned subsidiary, East West Bank, is the second largest independent commercial bank headquartered in Los Angeles with 56 total branch locations. East West Bank serves the community with 55 branch locations across Southern and Northern California, one branch location in Houston, Texas and a Beijing Representative Office in China. For more information on East West Bancorp, visit the company’s website at www.eastwestbank.com.

Forward-Looking Statements

This release may contain forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and accordingly, the cautionary statements contained in East West Bancorp’s Annual Report on Form 10-K for the year ended Dec. 31, 2004 (See Item I -- Business, and Item 7 -- Management’s Discussion and Analysis of Consolidated Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference. These factors include, but are not limited to: the effect of interest rate and currency exchange fluctuations; competition in the financial services market for both deposits and loans; EWBC’s ability to efficiently incorporate acquisitions into its operations; the ability of EWBC and its subsidiaries to increase its customer base; the effect of regulatory and legislative action, including California tax legislation and an announcement by the state’s Franchise Tax Board regarding the taxation of Registered Investment Companies; and regional and general economic conditions. Actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release. East West expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the Bank’s expectations of results or any change in event.

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EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)
(unaudited)

	December 31,	December 31,	%
	2005	2004	Change
Assets
Cash and cash equivalents	$151,192	$93,075	62
Securities purchased under resale agreements	50,000	-	100
Investment securities available-for-sale	869,837	534,552	63
Loans receivable (net of allowance for loan losses of $68,635 and $50,884)	6,724,320	5,080,454	32
Premiums on deposits acquired, net	18,853	7,723	144
Goodwill	143,254	43,702	228
Other assets	320,800	269,374	19
Total assets	$8,278,256	$6,028,880	37
Liabilities and Stockholders' Equity
Deposits	$6,258,587	$4,522,517	38
Short-term borrowings	91,500	-	100
Federal Home Loan Bank advances	617,682	860,803	(28)
Securities sold under repurchase agreements	325,000	-	100
Notes payable	8,833	11,018	(20)
Accrued expenses and other liabilities	89,421	62,757	42
Long-term debt	153,095	57,476	166
Total liabilities	7,544,118	5,514,571	37
Stockholders' equity	734,138	514,309	43
Total liabilities and stockholders' equity	$8,278,256	$6,028,880	37
Book value per share	$12.99	$9.80	33
Number of shares at period end	56,519	52,501	8

Ending Balances	December 31,	December 31,	%
	2005	2004	Change
Loans receivable
Real estate - single family	$509,151	$327,554	55
Real estate - multifamily	1,239,836	1,121,107	11
Real estate - commercial	3,321,520	2,556,827	30
Real estate - construction	640,654	348,501	84
Commercial	643,296	438,537	47
Trade finance	230,771	155,809	48
Consumer	208,797	185,159	13
Total gross loans receivable	6,794,025	5,133,494	32
Unearned fees, premiums and discounts	(1,070)	(2,156)	(50)
Allowance for loan losses	(68,635)	(50,884)	35
Net loans receivable	$6,724,320	$5,080,454	32
Deposits
Noninterest-bearing demand	$1,331,992	$1,097,851	21
Interest-bearing checking	472,611	334,747	41
Money market	978,678	507,949	93
Savings	326,806	340,399	(4)
Total core deposits	3,110,087	2,280,946	36
Time deposits less than $100,000	927,793	747,858	24
Time deposits $100,000 or greater	2,220,707	1,493,713	49
Total time deposits	3,148,500	2,241,571	40
Total deposits	$6,258,587	$4,522,517	38

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Quarter Ended December 31,		%
	2005	2004	Change

Interest and dividend income	$126,587	$76,763	65
Interest expense	(45,236)	(17,512)	158
Net interest income before provision for loan losses	81,351	59,251	37
Provision for loan losses	(2,500)	(5,000)	(50)
Net interest income after provision for loan losses	78,851	54,251	45
Noninterest income	7,358	8,872	(17)
Noninterest expense	(37,108)	(27,351)	36
Income before provision for income taxes	49,101	35,772	37
Income taxes	(18,286)	(13,123)	39
Net income	$30,815	$22,649	36
Net income per share, basic	$0.55	$0.43	28
Net income per share, diluted	$0.54	$0.42	29
Shares used to compute per share net income:
- Basic	55,972	52,204	7
- Diluted	57,471	53,934	7

	Quarter Ended December 31,		%
	2005	2004	Change
Noninterest income:
Letters of credit fees and commissions	$2,059	$2,008	3
Branch fees	2,303	1,660	39
Net gain on investment securities available-for-sale	772	781	(1)
Ancillary loan fees	700	558	25
Income from secondary market activities	114	247	(54)
Net gain on sale of fixed assets	12	2,099	(99)
Other operating income	1,398	1,519	(8)
Total noninterest income	$7,358	$8,872	(17)

Noninterest expense:
Compensation and employee benefits	$15,351	$11,443	34
Occupancy and equipment expense	4,633	3,109	49
Amortization of investments in affordable
housing partnerships	1,497	1,868	(20)
Amortization of premiums on deposits acquired	1,926	603	219
Data processing	807	588	37
Deposit insurance premiums and regulatory
assessments	287	230	25
Other operating expense	12,607	9,510	33
Total noninterest expense	$37,108	$27,351	36

EAST WEST BANCORP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Year Ended December 31,		%
	2005	2004	Change

Interest and dividend income	$411,399	$252,070	63
Interest expense	(131,284)	(52,897)	148
Net interest income before provision for loan losses	280,115	199,173	41
Provision for loan losses	(15,870)	(16,750)	(5)
Net interest income after provision for loan losses	264,245	182,423	45
Noninterest income	29,649	30,371	(2)
Noninterest expense	(123,533)	(91,461)	35
Income before provision for income taxes	170,361	121,333	40
Income taxes	(61,981)	(43,311)	43
Net income	$108,380	$78,022	39
Net income per share, basic	$2.03	$1.54	32
Net income per share, diluted	$1.97	$1.49	32
Shares used to compute per share net income:
- Basic	53,454	50,654	6
- Diluted	55,034	52,297	5

	Year Ended December 31,		%
	2005	2004	Change
Noninterest income:
Letters of credit fees and commissions	$8,592	$7,979	8
Branch fees	7,446	6,987	7
Net gain on investment securities available-for-sale	4,291	2,262	90
Ancillary loan fees	2,474	2,800	(12)
Income from secondary market activities	1,428	1,380	3
Net gain on sale of fixed assets	52	3,030	(98)
Other operating income	5,366	5,933	(10)
Total noninterest income	$29,649	$30,371	(2)

Noninterest expense:
Compensation and employee benefits	$53,669	$39,136	37
Occupancy and equipment expense	15,059	10,857	39
Amortization of investments in affordable
housing partnerships	6,468	7,427	(13)
Amortization of premiums on deposits acquired	3,914	2,215	77
Data processing	2,747	2,122	29
Deposit insurance premiums and regulatory
assessments	996	802	24
Other operating expense	40,680	28,902	41
Total noninterest expense	$123,533	$91,461	35

EAST WEST BANCORP, INC.
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(unaudited)
Average Balances	Quarter Ended December 31,		%
	2005	2004	Change
Loans receivable
Real estate - single family	$469,473	$295,410	59
Real estate - multifamily	1,302,734	1,093,519	19
Real estate - commercial	3,303,895	2,466,120	34
Real estate - construction	624,770	335,737	86
Commercial	670,682	414,518	62
Trade finance	215,866	147,095	47
Consumer	200,950	181,957	10
Total loans receivable	6,788,370	4,934,356	38
Investment securities available-for-sale	776,982	467,206	66
Earning assets	7,681,270	5,457,708	41
Total assets	8,134,704	5,760,006	41
Deposits
Noninterest-bearing demand	$1,301,160	$1,024,010	27
Interest-bearing checking	423,155	317,694	33
Money market	887,290	519,695	71
Savings	350,838	341,554	3
Total core deposits	2,962,443	2,202,953	34
Time deposits less than $100,000	933,157	747,778	25
Time deposits $100,000 or greater	2,141,836	1,329,322	61
Total time deposits	3,074,993	2,077,100	48
Total deposits	6,037,436	4,280,053	41
Interest-bearing liabilities	6,027,315	4,165,070	45
Stockholders' equity	710,065	499,701	42

	Year Ended December 31,		%
	2005	2004	Change
Loans receivable
Real estate - single family	$412,197	$217,055	90
Real estate - multifamily	1,219,043	954,020	28
Real estate - commercial	2,889,466	2,072,179	39
Real estate - construction	473,789	267,432	77
Commercial	514,654	362,930	42
Trade finance	186,813	131,236	42
Consumer	190,436	165,672	15
Total loans receivable	5,886,398	4,170,524	41
Investment securities available-for-sale	673,930	440,456	53
Earning assets	6,659,749	4,701,530	42
Total assets	6,996,585	4,980,027	40
Deposits
Noninterest-bearing demand	$1,162,159	$950,890	22
Interest-bearing checking	356,567	291,761	22
Money market	710,562	416,548	71
Savings	333,588	322,511	3
Total core deposits	2,562,876	1,981,710	29
Time deposits less than $100,000	840,340	708,230	19
Time deposits $100,000 or greater	1,772,071	1,090,167	63
Total time deposits	2,612,411	1,798,397	45
Total deposits	5,175,287	3,780,107	37
Interest-bearing liabilities	5,157,166	3,520,631	46
Stockholders' equity	593,182	436,735	36

EAST WEST BANCORP, INC.
SELECTED FINANCIAL INFORMATION
(unaudited)

Selected Ratios
	Quarter Ended December 31,		%
	2005	2004	Change
For The Period
Return on average assets	1.52%	1.57%	(4)
Return on average equity	17.36%	18.13%	(4)
Interest rate spread	3.56%	3.93%	(9)
Net interest margin	4.20%	4.32%	(3)
Yield on earning assets	6.54%	5.60%	17
Cost of deposits	2.14%	1.15%	86
Cost of funds	2.45%	1.34%	83
Noninterest expense/average assets (1)	1.66%	1.73%	(4)
Efficiency ratio (1)	37.97%	36.52%	4
Net chargeoffs to average loans (2)	0.02%	0.07%	(71)

	Year Ended December 31,		%
	2005	2004	Change
For The Period
Return on average assets	1.55%	1.57%	(1)
Return on average equity	18.27%	17.86%	2
Interest rate spread	3.63%	3.86%	(6)
Net interest margin	4.21%	4.24%	(1)
Yield on earning assets	6.18%	5.36%	15
Cost of deposits	1.81%	1.00%	81
Cost of funds	2.08%	1.18%	76
Noninterest expense/average assets (1)	1.62%	1.64%	(2)
Efficiency ratio (1)	36.53%	35.64%	2
Net chargeoffs to average loans	0.08%	0.12%	(33)

Period End
Tier 1 risk-based capital ratio	9.01%	9.83%	(8)
Total risk-based capital ratio	11.15%	10.93%	2
Tier 1 leverage capital ratio	8.14%	9.08%	(10)
Nonperforming assets to total assets	0.36%	0.10%	260
Nonaccrual loans to total loans	0.36%	0.10%	260
Allowance for loan losses to total loans	1.01%	0.99%	2
Allowance for loan losses and unfunded loan
commitments to total loans	1.17%	1.14%	3
Allowance for loan losses to nonaccrual loans	284%	1033%	(72)

(1) Excludes the amortization of intangibles and investments in affordable housing partnerships.
(2) Annualized.

EAST WEST BANCORP, INC.
QUARTER TO DATE AVERAGE BALANCES, YIELDS AND RATES PAID
(Dollars in thousands)
(unaudited)

	Quarter Ended December 31,
	2005			2004
	Average			Average
	Volume	Interest	Yield (1)	Volume	Interest	Yield (1)
	(Dollars in Thousands)
ASSETS
Interest-earning assets:
Short-term investments	$9,685	$98	4.01%	$6,864	$33	1.91%
Securities purchased under resale agreements	50,000	894	7.09%	-	-	-
Investment securities available-for-sale	776,982	7,892	4.03%	467,206	3,806	3.24%
Loans receivable	6,788,370	116,987	6.84%	4,934,356	72,489	5.84%
FHLB and FRB stock	56,233	716	5.05%	49,282	435	3.51%
Total interest-earning assets	7,681,270	126,587	6.54%	5,457,708	76,763	5.60%

Noninterest-earning assets:
Cash and due from banks	128,749			96,711
Allowance for loan losses	(69,248)			(48,641)
Other assets	393,930			254,228
Total assets	$8,134,704			$5,760,006

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Checking accounts	423,155	1,034	0.97%	317,694	434	0.54%
Money market accounts	887,290	5,610	2.51%	519,695	1,961	1.50%
Savings deposits	350,838	296	0.33%	341,554	148	0.17%
Time deposits less than $100,000	933,157	6,719	2.86%	747,778	3,080	1.64%
Time deposits $100,000 or greater	2,141,836	18,967	3.51%	1,329,322	6,724	2.01%
Short-term borrowings	98,449	1,028	4.14%	4,467	29	2.58%
Federal Home Loan Bank advances	810,407	7,242	3.55%	852,967	4,207	1.96%
Securities sold under repurchase agreements	229,089	1,869	3.24%	-	-	-
Long-term debt	153,094	2,471	6.40%	51,593	929	7.16%
Total interest-bearing liabilities	6,027,315	45,236	2.98%	4,165,070	17,512	1.67%

Noninterest-bearing liabilities:
Demand deposits	1,301,160			1,024,010
Other liabilities	96,165			71,225
Stockholders' equity	710,065			499,701
Total liabilities and stockholders' equity	$8,134,704			$5,760,006
Interest rate spread			3.56%			3.93%
Net interest income and net margin		$81,351	4.20%		$59,251	4.32%

(1) Annualized.

EAST WEST BANCORP, INC.
YEAR TO DATE AVERAGE BALANCES, YIELDS AND RATES PAID
(Dollars in thousands)
(unaudited)

	Year Ended December 31,
	2005			2004
	Average			Average
	Volume	Interest	Yield (1)	Volume	Interest	Yield (1)
ASSETS	(Dollars in Thousands)
Interest-earning assets:
Short-term investments	$24,307	$275	1.13%	$54,739	$639	1.17%
Securities purchased under resale agreements	15,753	1,118	7.10%	-	-	-
Investment securities available-for-sale	673,930	25,912	3.84%	440,456	14,597	3.31%
Loans receivable	5,886,398	381,327	6.48%	4,170,524	235,385	5.64%
FHLB and FRB stock	59,361	2,767	4.66%	35,811	1,449	4.05%
Total interest-earning assets	6,659,749	411,399	6.18%	4,701,530	252,070	5.36%

Noninterest-earning assets:
Cash and due from banks	110,264			89,857
Allowance for loan losses	(59,355)			(44,273)
Other assets	285,926			232,913
Total assets	$6,996,585			$4,980,027

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing liabilities:
Checking accounts	356,567	2,943	0.83%	291,761	1,175	0.40%
Money market accounts	710,562	15,785	2.22%	416,548	4,797	1.15%
Savings deposits	333,588	953	0.29%	322,511	486	0.15%
Time deposits less than $100,000	840,340	20,149	2.40%	708,231	11,390	1.61%
Time deposits $100,000 or greater	1,772,071	53,756	3.03%	1,090,166	20,048	1.84%
Short-term borrowings	45,190	1,767	3.91%	3,028	61	2.01%
Federal Home Loan Bank advances	913,184	26,603	2.91%	648,529	11,801	1.82%
Securities sold under repurchase agreements	80,894	2,562	3.17%	-	-	-
Long-term debt	104,770	6,766	6.46%	39,857	3,139	7.88%
Total interest-bearing liabilities	5,157,166	131,284	2.55%	3,520,631	52,897	1.50%

Noninterest-bearing liabilities:
Demand deposits	1,162,159			950,890
Other liabilities	84,077			71,771
Stockholders' equity	593,182			436,735
Total liabilities and stockholders' equity	$6,996,585			$4,980,027
Interest rate spread			3.63%			3.86%
Net interest income and net margin		$280,115	4.21%		$199,173	4.24%